Exhibit (a)(1)(D)

OFFER TO PURCHASE FOR CASH

UP TO 4,000,000 SHARES OF COMMON STOCK

OF BLYTH, INC. AT A

PURCHASE PRICE NOT GREATER THAN

$35.00 NOR LESS THAN $30.00 PER SHARE

BY

BLYTH, INC.

THE TENDER OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON FRIDAY, JULY 9, 2004, UNLESS BLYTH EXTENDS THE TENDER OFFER.

June 7, 2004

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

We have been engaged by Blyth, Inc., a Delaware corporation (the “Company”), to act as co-dealer managers in connection with the Company’s offer to purchase up to 4,000,000 shares (“Shares”) of common stock, par value $0.02 per share (the “Common Stock”), of the Company at a price not greater than $35.00 nor less than $30.00 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in the Company’s Offer to Purchase dated June 7, 2004 (the “Offer to Purchase”) and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, constitute the “Offer”).

Please furnish copies of the enclosed materials to those of your clients for whom you hold Shares registered in your name or in the name of your nominee. Enclosed herewith are copies of the following documents:

1. Offer to Purchase dated June 7, 2004;

2. Letter of Transmittal to be used by stockholders of the Company in accepting the Offer together with a Form W-9 and related instructions;

3. A printed form of letter that may be sent to your clients for whose account you hold shares in your name or in the name of a nominee, with a form provided for obtaining such client’s instructions with regard to the Offer to Purchase;

4. Notice of Guaranteed Delivery to be used by stockholders of the Company in accepting the Offer to Purchase if certificates for Shares are not immediately available or if the procedures for book-entry transfer for all required documents cannot be completed on a timely basis or if time will not permit all required documents to reach EquiServe Trust Company, N.A. (the “Depositary”) prior to the Expiration Date;

5. Return envelope addressed to the Depositary.

YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME ON FRIDAY, JULY 9, 2004, UNLESS THE OFFER IS EXTENDED.

Upon the terms and subject to the conditions of the Offer to Purchase (including, if the Offer to Purchase is extended or amended, the terms and conditions of the Offer to Purchase as so extended or amended), the Company will purchase, by accepting for payment, and will pay for up to 4,000,000 Shares validly tendered and not properly withdrawn prior to the Expiration Date promptly after the Expiration Date. Any determination concerning the satisfaction of the terms and conditions of the Offer to Purchase shall be within the sole discretion of the Company. In all cases, payment for Shares purchased pursuant to the Offer to Purchase will be made only after timely receipt by the Depositary of: (i) certificates for (or a timely book-entry confirmation pursuant to the procedures set forth in the Offer to Purchase with respect to) such Shares, (ii) a Letter of Transmittal or Notice of Guaranteed Delivery, properly completed and duly executed, with any and all required signature guarantees, or, in the case of a book-entry transfer effected pursuant to the procedures set forth in the Offer to Purchase, an Agent’s Message and (iii) any other documents required by the Letter of Transmittal. Accordingly, payment might not be made to all tendering shareholders at the same time, and will depend upon when Share certificates or book-entry confirmations of such Shares are received into the Depositary’s account at the Book-Entry Transfer Facility (as defined in the Letter of Transmittal).

UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE FOR SHARES BE PAID BY THE COMPANY REGARDLESS OF ANY EXTENSION OF THE OFFER OR BY REASON OF ANY DELAY IN MAKING SUCH PAYMENT.

If a shareholder desires to tender Shares pursuant to the Offer to Purchase and such shareholder’s Shares are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis, or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such shareholder’s tender may be effected according to the guaranteed delivery procedures set forth in the Offer to Purchase. Delivery of documents to the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility’s procedures does not constitute delivery to the Depositary.

The Company will not pay any fees or commissions to any broker or dealer or other person (other than the co-dealer managers, the information agent and the depository, as described in the Offer to Purchase) in connection with the solicitation of tenders of Shares pursuant to the Offer to Purchase. You will be reimbursed by the Company upon request for customary mailing and handling expenses incurred by you in forwarding the enclosed Offer to Purchase materials to your customers. The Company will pay or cause to be paid any transfer taxes payable on the transfer of Shares to it, except as otherwise provided in the Letter of Transmittal.

Questions and requests for additional copies of the enclosed material may be directed to the information agent at its address and telephone number set forth on the back cover of the enclosed Offer to Purchase.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU OR ANY OTHER PERSON AN AGENT OF THE COMPANY, THE DEPOSITARY, THE INFORMATION AGENT, THE CO-DEALER MANAGERS OR ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO GIVE ANY INFORMATION, MAKE ANY STATEMENT OR REPRESENTATION OR USE ANY DOCUMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER TO PURCHASE OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.

Sincerely,

Lane, Berry & Co. International	Georgeson Shareholder Securities Corporation